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
CONTACT:   SOUTHTRUST CORPORATION                        HOME SAVINGS
           MEDIA:     JOYE MAIER                         MEDIA:    ADRIAN RODRIGUEZ
                      (205) 254-6812                               (626) 814-5169
           INVESTOR:  BUTCH CROUCH                       INVESTOR: STEVE SWARTZ
                      (205) 254-6868                               (626) 814-7986
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FOR IMMEDIATE RELEASE

               SOUTHTRUST, HOME SAVINGS SIGN DEFINITIVE AGREEMENT
                      FOR BRANCHES ON FLORIDA'S EAST COAST

         BIRMINGHAM, Ala. (December 4, 1997) -- SouthTrust Corporation (NASDAQ:
SOTR) and Home Savings of America, a subsidiary of H.F. Ahmanson & Company (NYSE: AHM), announced today that they have signed a definitive agreement for the purchase of the remaining 27 Florida branches of Savings of America by SouthTrust Bank, N.A. The branches, with approximately $3.4 billion in deposits, are located on the east coast of Florida. Home Savings will receive a cash premium of nine percent for a total of approximately $300 million. The purchase, which is subject to certain conditions and regulatory approvals, is slated to be completed mid-year 1998.

         In June of this year, SouthTrust purchased 12 Savings of America branches on the west coast of Florida with deposits totaling approximately $974 million. The sale of the remaining Florida branches is part of Home Savings' strategy to consolidate its deposit gathering activities in areas where it can effectively compete for market share. Home Savings stressed it will continue to make residential mortgage loans in Florida through its 21 mortgage lending offices located on the state's east and west coasts.

         "Florida is experiencing significant growth, and we're pleased to have this opportunity to





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SOUTHTRUST, HOME SAVINGS SIGN DEFINITIVE AGREEMENT
DECEMBER 4, 1997
PAGE TWO

augment and expand our presence on its east coast," said Wallace D. Malone, Jr., chairman and chief executive officer of SouthTrust Corporation. "Establishing a new or expanded presence in these desirable new markets--Indian River, St. Lucie and Dade Counties--is a key component of our strategy to serve the fastest growing areas of Florida."

         Charles E. Hughes, chief executive officer of SouthTrust's Florida operation, said, "The banking environment in Florida is changing rapidly, and clearly we are committed to growing a strong and dynamic network in the state. SouthTrust now operates more branch locations and ATMs in Florida than in any other state in which it operates."

         Hughes added, "We've recently acquired Equity Bank and Charter Bank, both of Delray Beach, and have a pending agreement with Barnett Banks, Inc. for the 58-office First of America Bank, Florida FSB franchise which should be completed during 1998. After the completion of the pending transactions, SouthTrust will have in excess of $10 billion of deposits in Florida and will have the fourth largest share of deposits in the state."

         SouthTrust Bank currently operates 174 banking locations in Florida. The Savings of America offices involved in the agreement are located in the following cities: Boca Raton, Boynton Beach, Coral Gables, Deerfield Beach, Delray Beach, Fort Lauderdale, Fort Pierce, Hallandale, Hollywood, Jupiter-Tequesta, Lake Worth, Lighthouse Point, Margate, Miami Beach, Miami Shores, North Miami Beach, Pembroke Pines, Pompano Beach, South Miami Beach, Sunrise, Surfside, Tamarac and West Palm Beach.

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SOUTHTRUST, HOME SAVINGS SIGN DEFINITIVE AGREEMENT
DECEMBER 4, 1997
PAGE THREE


         SouthTrust Bank is an affiliate of SouthTrust Corporation, a $29.8 billion (as of 9/30/97) regional bank holding company with headquarters in Birmingham, Ala. SouthTrust Corporation operates more than 540 banking offices in Florida, Alabama, Georgia, Mississippi, Tennessee and the Carolinas. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust, http://www.southtrust.com, ranks among the 30 largest commercial bank holding companies in the United States and is the 6th largest in the Southeast.

         Home Savings of America, with assets of more than $46 billion, is one of the nation's largest full-service consumer and small business banks. It currently operates 301 retail branches in California and 44 in Texas, as well as 125 mortgage lending offices in 13 states.

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